Exhibit 10.21

SHARE PURCHASE AGREEMENT

This share purchase agreement (this “Agreement”) is dated as of this 23rd day of July, 2008, by and among:

A.	Happy Indian Ocean Limited, an exempted company established and existing under the laws of the Cayman Islands (“Happy Indian”);

B.	Arctic Spring Limited, an exempted company established and existing under the laws of the Cayman Islands (“Arctic Spring”; each of Happy Indian and Arctic Spring, a “Purchaser”, and collectively, the “Purchasers”);

C.	True Wise Investments Limited, a limited liability company established and existing under the laws of the British Virgin Islands (“True Wise”);

D.	China Mass Media International Advertising Corp., an exempted company established and existing under the laws of the Cayman Islands (the “Company”); and

E.	Mr. Shengcheng Wang, a Canadian citizen, whose passport number is BA341072 (the “Founder”).

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”. True Wise shall be hereinafter referred to as the “Seller”.

WITNESSETH

WHEREAS, the Company, the Purchasers, the Seller and others are parties to an investor rights agreement, dated as of June 24, 2008 (the “Investor Rights Agreement”), which sets forth certain agreements relating to the rights and obligations of and among the shareholders of the Company;

WHEREAS, as a result of the issuance by the Company of bonus shares equivalent to a 1,000-for-1 share split of its Ordinary Shares and Series A Preferred Shares as of July 17, 2008, True Wise currently holds 14,600,000 Series A Preferred Shares;

WHEREAS, the Purchasers desire to purchase from the Seller, and Seller desires to sell to the Purchasers, all of the Series A Preferred Shares currently held by the Seller (the “Sale Shares”) on the terms of this Agreement;

WHEREAS, Winner Wide Limited, CTF Capital Limited, Goldcorn Development Limited, Jumbo Right Holdings Limited and Ever Kingdom Limited have consented to, and have waived any rights that they may have under the Investor Rights Agreement with respect to, a transfer of the Sale Shares from the Seller to the Purchasers.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, and subject to and on the terms and conditions set forth herein, the Parties agree as follows:

1. Interpretation

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Investor Rights Agreement and the Investment Agreements (as defined in the Investor Rights Agreement).

2. Purchase and Sale

2.1 Sale to Happy Indian. Notwithstanding any provisions in the Investor Rights Agreement (including Sections 8 and 12 thereof), upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that at the Closing (as defined below), the Seller shall sell to Happy Indian, and Happy Indian shall purchase from the Seller, such number of Series A Preferred Shares for such purchase price as set forth in the table below (the “Happy Indian Purchase Price”):

	Number of Series A Preferred Shares	Purchase Price
True Wise	11,680,000	US$	8,053,360

2.2 Sale to Arctic Spring. Notwithstanding any provisions in the Investor Rights Agreement (including Sections 8 and 12 thereof), upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that at the Closing, the Seller shall sell to Arctic Spring, and Arctic Spring shall purchase from the Seller, such number of Series A Preferred Shares for such purchase price as set forth in the table below (the “Arctic Spring Purchase Price”; and, together with the Happy Indian Purchase Price, the “Aggregate Purchase Price”):

	Number of Series A Preferred Shares	Purchase Price
True Wise	2,920,000	US$	2,013,340

2.3 Closing. The closing of the transactions set forth in Sections 2.1 and 2.2 (the “Closing”) is expected to take place at Hong Kong time at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (or at such other time or at such other place as may be mutually agreed by the Parties) on or about August 6, 2008. The Parties agree that all transactions at the Closing shall be deemed to occur simultaneously and none of them shall be required or deemed to have occurred until the completion of the Closing.

2.4 Closing Deliveries.

(a) At the Closing, the Purchasers shall deliver, or cause to be delivered, to the Seller, the Aggregate Purchase Price by wire transfer of immediately available funds to such bank account(s) to be designated by the Seller in a written notice to the Purchasers at least (2) two Business Days before the Closing.

(b) At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchasers, (i) the original share certificates representing all of the Series A Preferred Shares referred to in Sections 2.1 and 2.2, accompanied by the instruments of transfer pertaining to such shares, duly signed by the Seller, and (ii) copies of the written resolutions of the board of directors of the Seller, as certified by a director of the Seller approving the entering into and authorizing the execution and performance of this Agreement and the transactions contemplated hereby.

3. Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchasers, as of the date hereof and as of the date of the Closing, as follows:

3.1 Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its stockholders. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

3.2 Ownership of Shares. The Sale Shares set opposite the name of the Seller in Sections 2.1 and 2.2 together constitute all of the Equity Securities held by the Seller and are owned of record and beneficially by the Seller free and clear of all Liens.

3.3 No Conflict. The execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate, conflict with or result in the breach of the memorandum and articles of association (or similar organizational documents) of the Seller, (b) conflict with or violate any Law applicable to the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and except for the consent to transfer under the Investor Rights Agreement, which have been obtained.

3.4 Governmental Approvals. The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement or (b) as may be necessary as a result of any facts or circumstances relating solely to the Purchasers.

4. Representations and Warranties of the Purchasers

Each Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the date of the Closing, as follows:

4.1 Consents of Other Shareholders. Each of Winner Wide Limited, CTF Capital Ltd., Goldcorn Development Limited, Jumbo Right Holdings Limited and Ever Kingdom Limited has unconditionally consented to the transfer of Series A Preferred Shares by the Seller to Happy Indian and Arctic Spring pursuant to this Agreement and irrevocably waives any rights that it may have under the Investment Agreements with respect to or in connection with such transfer, including any right of first refusal that it may have under Section 8.4 of the Investor Rights Agreement.

4.2 Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser and its stockholders. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

4.3 No Conflict. The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of the memorandum and articles of association (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.4 Governmental Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement or (b) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

5. Waiver by the Seller.

(a) The Seller hereby irrevocably waives any and all rights and claims that it now has, or may hereafter have, against the Company, the Purchasers or the Founder under or in connection with the Investment Agreements, including any claim for indemnification or otherwise for breach of any representation, warranty, covenant, agreement or undertaking by the Company, the Purchasers or the Founder under any of the Investment Agreements.

(b) Notwithstanding any provisions in the Investor Rights Agreement (including Sections 8 thereof), the Seller hereby unconditionally consents to the transfer of Series A Preferred Shares by Winner Wise Limited, CTF Capital Ltd., Goldcorn Development Limited, Jumbo Right Holdings Limited and Ever Kingdom Limited to Happy Indian and Arctic Spring pursuant to a share purchase agreement and irrevocably waives any rights that it may have under the Investment Agreements with respect to or in connection with such transfer, including any right of first refusal that it may have under Section 8.4 of the Investor Rights Agreement.

6. Miscellaneous

6.1 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

6.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

6.3 Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties hereto with respect to the subject matters hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

6.4 Governing Law. This Agreement shall be governed by and construed under the laws of The State of New York, the United States of America, without regard to principles of conflicts of law thereunder.

6.5 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such written request is given the dispute cannot be resolved, the dispute shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force as at the date of this Agreement to the extent not conflicting with the provisions of this Section 6.5.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The Purchasers and the Seller shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any Party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of The State of New York and shall not apply any other substantive law.

(d) Each party hereto shall cooperate with the other parties in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and each party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Each party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

[The remainder of this page has been left intentionally blank; signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:	TRUE WISE INVESTMENTS LIMITED

	By:	/s/ Annie Fung
Name:
Title:

Share Purchase Agreement Signature Page

PURCHASERS:	HAPPY INDIAN OCEAN LIMITED

	By:	/s/ RTC Administrators Limited
Name:
Title:

ARCTIC SPRING LIMITED

	By:	/s/ RTC Administrators Limited
Name:
Title:

Share Purchase Agreement Signature Page

COMPANY:	CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

	By:	/s/ Shengcheng Wang
Name:
Title:

FOUNDER:	SHENGCHENG WANG

	By:	/s/ Shengcheng Wang
Name:
Title:

Share Purchase Agreement Signature Page